Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Noelle Krempasky
VP, Director of Marketing
(570) 504-8038
noelle.Krempasky@fddbank.com

Ruth Turkington Joins Fidelity Bank as EVP, Chief Consumer Banking Officer

Scranton, PA – June 7, 2023 – Daniel J. Santaniello, President and Chief Executive Officer of Fidelity Bank, is pleased to announce that Ruth Turkington has joined Fidelity Bank’s Executive Management Team as Executive Vice President, Chief Consumer Banking Officer.

With over 25 years of financial services experience, Ruth has worked for multiple regional banks in the Northeast. Most recently she served as Senior Vice President at Citizens Bank where she was responsible for both the consumer and small business deposit product strategies and client experience.

Her responsibilities included go-to-market strategy, pricing, and innovative digital product development.

Ruth is a strong advocate of supporting her local communities and has served on numerous non-profit boards, in the areas of education and local business advocacy.

“We are delighted to have someone of Ruth’s caliber join our team”, said Daniel J. Santaniello.  She brings a depth of experience, high energy and commitment to strengthening the client experience that we are excited to see unfold.

In her new role, Turkington will set the strategic direction for consumer banking, with oversight of Fidelity Bank’s branch network, retail services, marketing, and consumer and mortgage lending.

“This is truly an exciting time in my career where I get to join a wonderful community bank, a great team and deliver exceptional value to the customers we serve,” said Turkington.

About Fidelity Bank

Fidelity Bank has built a strong history as trusted financial advisor and continues its mission of exceeding client expectations through a unique banking experience. It operates 20 full-service offices throughout Lackawanna, Luzerne, Lehigh and Northampton Counties, along with a limited production commercial office in Luzerne County and a Fidelity Bank Wealth Management Office in Schuylkill County. Fidelity Bank provides a digital banking experience online at www.bankatfidelity.com, through the Fidelity Mobile Banking app, and in the Client Care Center at 1-800-388-4380. Additionally, the Bank offers full-service Wealth Management & Brokerage Services, a Mortgage Center, and an array of personal and business banking products and services. Part of the Company’s vision is to serve as the best bank for the community, which was accomplished by having provided over 4,100 hours of volunteer time and over $1.6 million in donations to non-profit organizations directly within the markets served throughout 2022. Fidelity Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

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